Exhibit 99.1

Quidel Contact: Quidel Corporation John M. Radak, Chief Financial Officer (858) 646-8032	Media and Investors Contact: Porter Novelli Life Sciences Pam Lord (619) 849-6003 plord@pnlifesciences.com
QUIDEL REPORTS SECOND QUARTER 2009 RESULTS
SAN DIEGO, Calif., July 22, 2009 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the second quarter and six months ended June 30, 2009.
Highlights:
•	Grew total revenues 12% in the second quarter of 2009 to $24.6 million.

•	Expanded gross margin in the second quarter of 2009 to 59% from 53% in the second quarter of 2008.

•	Operating expenses in the second quarter of 2009 were $13.5 million (including a $1.1 million restructuring charge) versus $12.8 million in the same period in 2008.

•	Earnings per diluted share in the second quarter of 2009 increased to $0.02 from a loss of $0.02 per share in the same period of the prior year.

•	Repurchased approximately 1.0 million shares of Company common stock for a total of $8.5 million during the second quarter of 2009.
Second Quarter 2009 Results
For the second quarter of 2009, total revenues were $24.6 million, compared to $21.9 million for the second quarter of 2008. The increase in sales is due primarily to an increase in influenza sales, partially offset by declines in the strep and pregnancy product lines as U.S. distributors continued to lower inventory levels.
Net income for the second quarter of 2009 was $0.6 million, or $0.02 per diluted share, compared to a net loss of $0.5 million, or $0.02 per share, for the second quarter of 2008. Included in the second quarter of 2009 earnings per diluted share is a restructuring charge related to idle space in the Santa Clara facility of $1.1 million or $0.02 cents per share.
“Our second quarter results benefited from the increased non-seasonal demand for QuickVue A+B flu tests,” said Douglas C. Bryant, president and chief executive officer of Quidel. “During the quarter, we sold flu tests to new international markets and saw a decline in flu inventory levels in our domestic distribution channel. Sales of our strep and pregnancy product lines in the second quarter were comparatively down as distributor inventory levels continued to adjust downward and are now at two and one half year lows.”
Six Months Ended June 30, 2009
Revenues declined 34% to $41.5 million for the six month period ended June 30, 2009 from $62.8 million for the same period in 2008 due to our performance in the first quarter. In the first quarter, sales of seasonal infectious disease products were soft due to a late and mild flu season, and a decline in the number of doctor visits overall. This was partially offset in the second quarter of 2009 by higher sales of influenza tests related to the recent flu outbreak. For the six month period, loss per share was $0.07 compared to earnings per diluted share of $0.25 for the same period of the prior year. Included in the loss per share for the six month period in 2009 is a restructuring charge of $2.0 million or $0.04 cents per share.
Liquidity
Cash and cash equivalents as of June 30, 2009 were $49.4 million, compared to $57.9 million as of December 31, 2008. Year-to-date, Quidel repurchased approximately 2.1 million shares of its common stock for $18.9 million under the Company’s previously announced share repurchase program. A total of $8.1 million remains available for stock repurchase under the current Board authorized program.
Conference Call Information
Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
To participate in the live call by telephone from the U.S., dial (866) 804-6929, or from outside the U.S. dial (857) 350-1675, and enter the passcode 75533425.
A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. ET (5:00 p.m. PT) on July 22 by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 34814682.
About Quidel
Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com or www.flutest.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.
[Table follows]

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Total revenues	$24,643	$21,916	$41,533	$62,781

Cost of sales (excludes amortization of intangible assets)	10,075	10,242	18,499	24,369
Research and development	2,950	2,935	5,846	6,002
Sales and marketing	5,403	5,591	10,138	10,911
General and administrative	3,680	3,098	7,800	6,737
Restructuring	1,085	—	2,038	—
Amortization of intangibles	347	1,143	695	2,294

Total costs and expenses	23,540	23,009	45,016	50,313

Income (loss) from operations	1,103	(1,093)	(3,483)	12,468

Interest expense	(153)	(169)	(311)	(344)
Interest income	93	426	246	957
Other, net	—	—	—	(15)

Total other income (expense)	(60)	257	(65)	598

Income (loss) before taxes	1,043	(836)	(3,548)	13,066

Income tax (benefit) expense	406	(323)	(1,384)	5,029

Net income (loss)	$637	$(513)	$(2,164)	$8,037

Basic and diluted earnings (loss) per share:	$0.02	$(0.02)	$(0.07)	$0.25

Weighted shares used in basic per share calculation	29,677	31,757	30,373	31,879
Weighted shares used in diluted per share calculation	30,063	31,757	30,373	32,681

Gross profit as a % of total revenues	59.1%	53.3%	55.5%	61.2%
Research and development as a % of total revenues	12%	13%	14%	10%
Sales and marketing as a % of total revenues	22%	26%	24%	17%
General and administrative as a % of total revenues	15%	14%	19%	11%
Income from operations as a % of total revenues	4%	—	—	20%

Condensed balance sheet data (in thousands):	6/30/09	12/31/08
Cash and cash equivalents	$49,433	$57,908
Working capital	68,402	85,592
Total assets	118,817	142,808
Long term obligations	8,395	8,138
Stockholders’ equity	100,487	119,236